Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

       PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS STRONG FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2013

Cranbury NJ – February 5, 2014....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, reported net income for the fourth quarter of 2013 of $1.4 million, or $0.22 per diluted share, compared to net income for the fourth quarter of 2012 of $1.2 million, or $0.21 per diluted share.  During the fourth quarter of 2012, the Company concluded a rights offering to existing shareholders, which resulted in the issuance of 555,555 new shares of common stock and raised approximately $4.8 million of additional equity capital.

Net income for the year ended December 31, 2013 was $5.8 million, or $0.95 per diluted share, compared to $5.1 million, or $0.90 per diluted share, for the year ended December 31, 2012.

Net income, when compared to the same periods in 2012, increased by $134 thousand, or 10.8 percent, for the quarter ended December 31, 2013, and by $720 thousand, or 14.2 percent, for the year ended December 31, 2013.  During the fourth quarter of 2013 and the full-year 2013, the Company incurred pretax merger-related expenses of $165 thousand (or $148 thousand after taxes) and $327 thousand (or $303 thousand after taxes) in connection with its proposed merger with Rumson-Fair Haven Bank and Trust Company.  Excluding after-tax merger-related expenses, net income for the fourth quarter of 2013 and the year 2013, net income would have been $1.5 million (or $0.25 per diluted share) and $6.1 million (or $1.00 per diluted share), respectively.  At December 31, 2013, the Company’s tangible book value per common share was $10.55.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income for the year ended December 31, 2013 was principally the result of a 10.6 percent increase in non-interest income, a $1.1 million decline in our loan loss provision, and a 9.9 percent decrease in non-interest expense.  These favorable developments were partly offset by a 9.5 percent decline in taxable equivalent net interest income.”

Net interest income on a taxable equivalent basis was $25.8 million for the year ended December 31, 2013, a $2.7 million decrease from the $28.5 million reported for the year ended December 31, 2012.  Earnings for the year ended December 31, 2013 were bolstered by the continued generation of non-interest income, which totaled $5.8 million for the year.  On a comparative basis, non-interest income for the year ended December 31, 2013 was up by $560 thousand, or 10.6 percent, when compared to results for the year 2012.

The provision for loan losses for the year ended December 31, 2013 totaled $1.1 million, compared to $2.2 million for the year ended December 31, 2012.  Net charge-offs for the year ended December 31, 2013 were $1.2 million, compared to net charge-offs of $533 thousand for the year ended December 31, 2012.

At December 31, 2013, the allowance for loan losses was $7.0 million, or 1.89 percent of total loans, compared to $7.2 million, or 1.37 percent of total loans at December 31, 2012.  Non-performing assets at December 31, 2013 were $8.5 million, compared to non-performing assets of $14.3 million at December 31, 2012.  Non-performing assets at December 31, 2013 included non-performing loans of $6.3 million and other real estate owned of $2.2 million; comparable amounts at December 31, 2012 were non-performing loans of $6.0 million and other real estate owned of $8.3 million, respectively.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 19.29 percent, 18.04 percent, and 10.82 percent, respectively at December 31, 2013.

At December 31, 2013, total assets were $742.3 million, a decrease of $98.7 million from total assets at December 31, 2012 of $841.0 million.  Deposits at December 31, 2013 were $638.6 million, down from $707.7 million in deposits at December 31, 2012.

The return on average assets was 0.70 percent for the fourth quarter of 2013, compared to 0.61 percent for the same quarter of 2012.  The return on average equity amounted to 8.08 percent for the three months ended December 31, 2013 and 7.71 percent for the same period of 2012.  Both the returns on average assets and on average equity were adversely affected by the recognition of the aforementioned after-tax merger-related expenses.  Excluding these after-tax merger-related expenses, the return on average assets would be 0.78 percent for the fourth quarter of 2013, while the return on average equity would be 8.95 percent for the fourth quarter of 2013.

For the year 2013, the return on average assets was 0.72 percent compared to 0.66 percent for the year 2012, while the return on average equity for these periods was 8.73 percent and 8.65 percent, respectively.  If the effect of merger-related expenses after taxes is excluded, the adjusted return on average assets would be 0.76 percent and the return on average equity would be 9.19 percent.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands, except per share amounts)	2013	2012	2013	2012
Income Statement Data:
Interest income	$6,999	$8,409	$28,992	$32,837
Interest expense	1,012	1,226	4,255	5,151
Net interest income	5,987	7,183	24,737	27,686
Provision for loan losses	300	500	1,077	2,150
Net interest income after provision for loan losses	5,687	6,683	23,660	25,536
Non-interest income	1,154	1,598	5,827	5,267
Non-interest expenses	4,923	6,601	21,422	23,771
Income before income taxes	1,918	1,680	8,065	7,032
Income tax expense	543	439	2,285	1,972
Net income	$1,375	$1,241	$5,780	$5,060

Per Common Share Data: (1)
Earnings per common share - Basic	$0.23	$0.21	$0.97	$0.92
Earnings per common share - Diluted	0.22	0.20	0.95	0.90
Tangible book value per common share at the period-end			10.55	10.03
Average common shares outstanding:
Basic	6,011,674	5,959,995	5,973,323	5,511,114
Diluted	6,186,683	6,073,113	6,111,817	5,607,103

Net Income Excluding After-Tax Merger-Related Expenses: (2)
Net income	$1,375	$1,241	$5,780	$5,060
Add: Merger-related expenses after taxes	148	-	303	-
	$1,523	$1,241	$6,083	$5,060

Performance Ratios / Data:
Return on average assets	0.70%	0.61%	0.72%	0.65%
Return on average equity	8.08%	7.71%	8.73%	8.63%
Net interest income (tax-equivalent basis) (3)	$6,263	$7,392	$25,797	$28,491
Net interest margin (tax-equivalent basis) (4)	3.31%	3.97%	3.44%	3.98%
Efficiency ratio (5)	66.4%	73.4%	67.7%	70.4%

			December 31,	December 31,
			2013	2012
Balance Sheet Data:
Total Assets			$742,325	$840,968
Investment Securities			252,016	225,869
Loans			373,336	521,814
Loans held for sale			10,924	35,960
Allowance for loan losses			(7,039)	(7,151)
Goodwill and other intangible assets			4,889	5,096
Deposits			638,552	707,689
Shareholders' Equity			68,358	65,054

Asset Quality Data:
Loans past due over 90 days and still accruing			$-	$85
Non-accrual loans			6,322	5,878
OREO property			2,136	8,333
Total non-performing assets			$8,458	$14,296

Net charge-offs			$(1,189)	$(533)
Allowance for loan losses to total loans			1.89%	1.37%
Non-performing loans to total loans			1.69%	1.14%
Non-performing assets to total assets			1.14%	1.70%

Capital Ratios:
1st Constitution Bancorp
Tier 1 capital to average assets			10.82%	9.77%
Tier 1 capital to risk weighted assets			18.04%	11.84%
Total capital to risk weighted assets			19.29%	12.46%
1st Constitution Bank
Tier 1 capital to average assets			10.59%	9.04%
Tier 1 capital to risk weighted assets			17.55%	11.39%
Total capital to risk weighted assets			18.80%	12.53%
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(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)
The Company has used the measure of net income before after-tax merger-related expenses, which is also a non-GAAP performance measure.  Management believes that it is useful to calculate net income without the impact of expenses of the merger of 1st Constitution Bank and Rumson-Fair Haven Bank & Trust Company that are not part of the ordinary operations of the Company and make this measure comparable to prior-period net income.  The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.

(3)
The tax equivalent adjustment was computed using a Federal tax rate of 34% and was $276,000 and $209,000 for the three months ended December 31, 2013 and 2012, respectively, and $1,060,000 and $805,000 for the twelve months ended December 31, 2013 and 2012, respectively.

(4)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(5)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.